UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 18, 2007

KILROY REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Kilroy Realty Corporation (the “Company”) adopted the Kilroy Realty Corporation 2007 Deferred Compensation Plan (the “Plan”), effective as of June 29, 2007 under which directors and certain management employees of the Company and certain affiliates (“Participants”) may defer receipt of their compensation, including up to 70% of their salaries and up to 100% of their director fees and bonuses, each as applicable.  In addition, eligible management employees will generally receive monthly Company contributions to their Plan accounts equal to 10% of their respective gross monthly base salaries, without regard to whether such employees elect to defer salary or bonus compensation under the Plan.  The Company may, but has no obligation to, make additional discretionary contributions to Participant Accounts based on performance metrics determined by the Company, subject to such additional terms and conditions as the Company may determine.  Amounts held under the Plan, including deferrals, company contributions and any notional gains credited to Participant accounts, will not be subject to federal or state income taxes until these amounts are ultimately distributed to the Participants.  These amounts will, however, be subject to employment taxes at the time at which such amounts are earned.

Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of a calendar-year performance period).  In addition, newly eligible Participants may be able to make deferrals elections up to thirty days after they first become eligible to participate in the Plan, if later than the end of the year preceding that in which such deferred amounts will be earned.  Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

Participants will be permitted to allocate (and reallocate) their deferrals, as well as company contributions and any notional earnings on either of the foregoing, amongst various investment alternatives made available by the Plan administrator for purposes of determining any notional gains or losses on Participant account balances.  These allocations will be hypothetical only and will not give Participants ownership interest in any actual assets of the Company or any trust funding obligations under the Plan, however, the Company may set aside assets to fund its obligations under the Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (beginning no earlier than six months after retirement), or (iii) upon a change of control, in full.  Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions).  If a Participant separates from service with the Company and its affiliates for any reason other than due to the Participant’s death, disability or retirement, the remaining balance of the Participant’s account will generally be distributed in full six months after the occurrence of such separation from service.  In addition, a Participant’s account balance will be distributed as soon as possible following the Participant’s death or disability.  All such separation, death and disability distributions will be made without regard to any Participant election(s).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

Date: June 22, 2007	By	/s/ Heidi R. Roth
Heidi R. Roth Senior Vice President and Controller